Exhibit 5.1

HNI Corporation    600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

August 20, 2024

Board of Directors
HNI Corporation
600 East Second Street
P.O. Box 1109
Muscatine, Iowa 52761

Dear Board of Directors:

I am the Senior Vice President, General Counsel, and Secretary of HNI Corporation, an Iowa corporation (the “Corporation”), and am rendering this opinion in connection with the Corporation’s registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of (i) up to 1,000,000 shares of the common stock, par value $1.00 per share, of the Corporation (the “Shares”), all of which Shares are issuable pursuant to the HNI Corporation Profit Sharing Retirement Plan (as amended through the date hereof, the “Plan”), and (ii) an indeterminate amount of interests under the Plan. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I, or members of my staff, have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including PDFs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Iowa Business Corporation Act, as amended. I express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, I am of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan and (iii) receipt by the Corporation of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee and in the Plan, the Shares that constitute original issuances will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement. I assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Act.

Sincerely yours,

/s/ Steven M. Bradford, Esq.